                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                              (AMENDMENT NO.      )*
                                            ------


                             Harvard Bioscience, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   416906 10 5
                       ----------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           / /   Rule 13d-1(b)

           / /   Rule 13d-1(c)

           /X/   Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 416906 105                  13G

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Partners, L.P.
     04-3458591
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------------------------
 NUMBER OF SHARES              5   SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                          0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6   SHARED VOTING POWER

                                   6,464,641 shares
                             --------------------------------------------------
                               7   SOLE DISPOSITIVE POWER

                                    0 shares
                             --------------------------------------------------
                               8   SHARED DISPOSITIVE POWER

                                   6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Management, LLC
     04-3458587
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                        0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares

-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Partners, II, L.P.
     04-3263775
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares

-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Venture Management, II, L.P.

-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares

-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ascent Management SBIC Corp.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher W. Dick
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares

-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher W. Lynch
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6   SHARED VOTING POWER

                                   6,464,641 shares
                             --------------------------------------------------
                               7   SOLE DISPOSITIVE POWER

                                   0 shares
                             --------------------------------------------------
                               8   SHARED DISPOSITIVE POWER

                                   6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares

-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Leigh E. Michl
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares

                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
  1  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Frank M. Polestra
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES              5  SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         0 shares
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                   6  SHARED VOTING POWER

                                  6,464,641 shares
                             --------------------------------------------------
                               7  SOLE DISPOSITIVE POWER

                                  0 shares
                             --------------------------------------------------
                               8  SHARED DISPOSITIVE POWER

                                  6,464,641 shares
-------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,464,641 shares
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26.1%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1(a).    NAME OF ISSUER:  Harvard Bioscience, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 84 October Hill Road, Holliston, Massachusetts 01746.

Item 2(a). NAMES OF PERSONS FILING: (1) Ascent Venture Partners, L.P.; (2) Ascent Venture Management, LLC (the sole general partner of Ascent Venture Partners, L.P.); (3) Ascent Venture Partners II, L.P.; (4) Ascent Venture Management II, L.P. (the sole general partner of Ascent Venture Partners II, L.P.); (5) Ascent Management SBIC Corp. (the sole general partner of Ascent Venture Management II, L.P.); and (6) Christopher W. Dick, Christopher W. Lynch, Leigh E. Michl and Frank M. Polestra (the managing members of Ascent Venture Management, LLC, and the stockholders of Ascent Management SBIC Corporation).

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of each of Ascent Venture Partners, L.P.; Ascent Venture Management, LLC; Ascent Venture Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent Management SBIC Corp.; Christopher W. Dick; Christopher W. Lynch; Leigh E. Michl; and Frank M. Polestra is 255 State Street, 5th Floor, Boston, MA 02109.

Item 2(c). CITIZENSHIP: Each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., and Ascent Venture Management II, L.P. is a limited partnership organized under the laws of the State of Delaware. Ascent Venture Management, LLC is a Delaware limited liability company. Ascent Management SBIC Corp. is a Delaware S-corporation. Each of Christopher W. Dick, Christopher W. Lynch, Leigh E. Michl and Frank M. Polestra is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share (the "Common Stock").

Item 2(e).    CUSIP NUMBER: 416906 10 5

Item 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable.

Item 4.       OWNERSHIP.

              (a)  Amount Beneficially Owned:

                   As of December 31, 2000, Ascent Venture Partners, L.P. was the record holder of 2,537,254 shares of Common Stock (the "Ascent Shares"); and Ascent Venture Partners II, L.P. was the record holder of 3,927,387 shares of Common Stock (the "Ascent II Shares").

                   As sole general partner of Ascent Venture Partners, L.P., Ascent Venture Management, LLC may be deemed to own beneficially the Ascent Shares. As sole general partner of Ascent Venture Partners II, L.P., Ascent Venture Management II, L.P. may be deemed to own beneficially the Ascent II Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. may be deemed to share the power to direct the disposition and vote of the Ascent Shares and Ascent II Shares for an aggregate of 6,464,641 shares (the "Record Shares").

                   As sole general partner of Ascent Venture Management II, L.P., Ascent Management SBIC Corp. may be deemed to beneficially own the Record Shares.

                   As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Christopher W. Dick may be deemed to beneficially own the Record Shares.

                   As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Christopher W. Lynch may be deemed to beneficially own the Record Shares.

                   As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Leigh E. Michl may be deemed to beneficially own the Record Shares.

                   As a managing member of Ascent Venture Management, LLC and as a stockholder of Ascent Management SBIC Corp., Frank M. Polestra may be deemed to beneficially own the the Record Shares.

                   Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Harvard Bioscience, Inc.

              (b)  Percent of Class:

                   Ascent Venture Partners, L.P.            26.1%
                   Ascent Venture Management, LLC           26.1%
                   Ascent Venture Partners II, L.P.         26.1%
                   Ascent Venture Management II, L.P.       26.1%
                   Ascent Management SBIC Corp.             26.1%
                   Christopher W. Dick                      26.1%
                   Christopher W. Lynch                     26.1%
                   Leigh E. Michl                           26.1%


                                Page 12 of 19

                   Frank M. Polestra                        26.1%

                   The foregoing percentages are calculated based on the 24,782,422 shares of Common Stock of Harvard Bioscience outstanding as of December 7, 2000 as reported in the Issuer's Form 424 B4 filed with the SEC on December 7, 2000.

              (c)  Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:

                          0 shares for each reporting person

                   (ii)   shared power to vote or to direct the vote:

                          Ascent Venture Partners, L.P.            26.1%
                          Ascent Venture Management, LLC           26.1%
                          Ascent Venture Partners II, L.P.         26.1%
                          Ascent Venture Management II, L.P.       26.1%
                          Ascent Management SBIC Corp.             26.1%
                          Christopher W. Dick                      26.1%
                          Christopher W. Lynch                     26.1%
                          Leigh E. Michl                           26.1%
                          Frank M. Polestra                        26.1%

                   (iii)  sole power to dispose or direct the disposition of:

                          0 shares for each reporting person

                   (iv)   shared power to dispose or direct the disposition of:

                          Ascent Venture Partners, L.P.            26.1%
                          Ascent Venture Management, LLC           26.1%
                          Ascent Venture Partners II, L.P.         26.1%
                          Ascent Venture Management II, L.P.       26.1%
                          Ascent Management SBIC Corp.             26.1%
                          Christopher W. Dick                      26.1%
                          Christopher W. Lynch                     26.1%
                          Leigh E. Michl                           26.1%
                          Frank M. Polestra                        26.1%

Item 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not Applicable.

Item 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not Applicable.

Item 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not Applicable.

Item 10.           CERTIFICATION.

                   Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date:   February 13, 2001

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By:  /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By:  /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Vice President

    /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick


    /s/ Christopher W. Lynch
   -------------------------------------
    Christopher W. Lynch


    /s/ Leigh E. Michl
   -------------------------------------
    Leigh E. Michl


    /s/ Frank M. Polestra
   -------------------------------------
    Frank M. Polestra

                                 Exhibit Index


    Exhibit No.                   Description                       Page No.
    -----------                   -----------                       --------
         1                 Agreement of Joint Filing                   21


                                                                       EXHIBIT 1


                            AGREEMENT OF JOINT FILING

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Network Engines, Inc.

        EXECUTED this 13th day of February, 2001.

ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.


By: /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick, Vice President

    /s/ Christopher W. Dick
   -------------------------------------
    Christopher W. Dick


    /s/ Christopher W. Lynch
   -------------------------------------
    Christopher W. Lynch


    /s/ Leigh E. Michl
   -------------------------------------
    Leigh E. Michl


    /s/ Frank M. Polestra
   -------------------------------------
    Frank M. Polestra